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                     August 16, 2022

       William J. Weber
       Chief Executive Officer, President and Chairman
       First Light Acquisition Group, Inc.
       11110 Sunset Hills Road #2278
       Reston, VA 20190

                                                        Re: First Light
Acquisition Group, Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed August 8,
2022
                                                            File No. 001-40789

       Dear Mr. Weber:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Frederick S. Green,
Esq.